                           TOMORROW'S MORNING, INC.
                       (A Development Stage Enterprise)

                       COMPUTATION OF EARNINGS PER SHARE


                                                                       Three months ended           Three months ended
                                                                       September 30, 1997           September 30, 1996
                                                                       ------------------           ------------------
Net loss                                                                      $(1,635,536)                  $ (323,784)

Basis for computation of primary earnings per common and
 common equivalent share:
Weighted average number of shares outstanding during period                     2,785,998                    1,026,494

Weighted average (incremental) common share equivalent after considering the effects of options and warrants outstanding during the period ended September 30, 1997 and 1996 and
 after assumed repurchase of treasury shares as required by
 Securities and Exchange Commission Staff Accounting
 Bulletin No. 83                                                                    - 0 -                      172,695
                                                                              -----------                   ----------

Total weighted average number of shares                                         2,785,998                    1,199,189
                                                                              ===========                   ==========

Loss per share                                                                $    ( 0.59)                  $   ( 0.27)
                                                                              ===========                   ==========

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